EXHIBIT 22.1
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                           SUBSIDIARIES OF THE COMPANY



                                     State or
Name of Subsidiary            Jurisdiction of Incorporation     Percentage Owned
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Commodore Solution
Technologies, Inc.                     Delaware                        100%

Commodore CFC
Technologies, Inc.                     Delaware                        100%

CFC Technologies, Inc.                 Ohio                            100%

Commodore Advanced
Sciences, Inc.*                        New Mexico                      100%

A.S. Environmental, Inc.*              Delaware                        100%

Commodore Remediation
Technologies, Inc.*                    Delaware                        100%

Commodore Government
Environmental
Technologies, Inc.*                    Delaware                        100%

Commodore Technologies, Inc.*          Ohio                            100%

Sandpiper Properties, Inc.*            Ohio                            100%

Environmental Alternatives, Inc.*      New Mexico                      100%

Advanced Sciences Integrated
Mexico, S.A. de C.V.*                  Mexico                          100%

Advanced Sciences Integradas S.A.*     Argentina                       100%

CORT Technologies, Inc.*               Delaware                        100%

Commodore Refrigerant
Technologies, Inc.                     Delaware                        100%

Commodore Nuclear, Inc.                Delaware                        100%

Dispute Resolution Management, Inc.**  Utah                             81%



* Wholly owned subsidiary of Commodore Solution Technologies, Inc.

**The Company no longer owns 81% of DRM as of May 16, 2002.